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                                   EXHIBIT 99

                                  PRESS RELEASE
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[QNB LOGO]
                                                       P.O. Box 9005
                                                       Quakertown, PA 18951-9005
                                                       TEL 215-538-5600
                                                       FAX 215-538-5765
                                                       www.QNB.com

FOR IMMEDIATE RELEASE

                 QNB CORP. COMMON STOCK REPURCHASE PROGRAM INITIATED

     QUAKERTOWN, PA (31 March 2000) The Board of Directors of QNB Corp. is pleased to announce the approval of a plan to purchase, in the open market and privately negotiated transactions, up to 4.99% of its shares of outstanding stock. In announcing the repurchase plan, Thomas J. Bisko, President and CEO stated that the Board of Directors believes the opportunity to purchase QNB Corp.'s common stock represents an attractive opportunity for QNB and its shareholders in that it may increase the return on equity and net income per share of the outstanding shares of common stock held by the shareholders. The purchases are expected to be funded by using available excess capital.

QNB Corp. is the parent company of The Quakertown National Bank. QNB has assets of approximately $355 million and six office locations serving Upper Bucks, Southern Lehigh and Northern Montgomery Counties.

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Contact: Thomas J. Bisko
215-538-5612